EXHIBIT 99.1


             Important Factors Regarding Forward Looking Statements

         From time to time, EPIX Medical, Inc., through its management, may make forward looking statements, such as statements concerning then expected future revenues or earnings or concerning projected plans, performance, product development and commercialization, as well as other estimates relating to future operations. There are certain key factors that could cause future results to differ materially from those anticipated by management including, but not limited to, the following:

         Early Stage of Development; No Product Sales to Date. The Company commenced operations in 1992 and is a development stage company. The Company currently has no products for sale nor is there any guarantee that it will ever have marketable products. All of the Company's product candidates are in research or development, and no revenues have been generated from product sales. To date, the Company has financed its operations through public stock offerings, private sales of equity securities, equipment lease financings and license payments from its strategic partners. To achieve profitable operations, the Company, alone or with others, must successfully develop, obtain regulatory approval for, introduce, market and sell products. The Company does not expect to receive revenue from the sale of any of its product candidates for the next several years. There can be no assurance that the Company's product development efforts will be successfully completed, that required regulatory approvals will be obtained in a timely manner, if at all, that its product candidates can be manufactured at an acceptable cost and with acceptable quality or that any approved products can be successfully marketed.

         Dependence on MS-325. MS-325 is currently the Company's only product candidate in human clinical trials, and there is no guarantee that any of its other development projects will yield a product candidate suitable for entry into clinical trials. The failure of MS-325 to achieve regulatory approval and market acceptance would have a material adverse effect on the Company's business, financial condition and results of operations.

         Dependence on MRI Advancements for Cardiac Applications. Existing MRI scanners do not have the capability to perform coronary angiography without improvements in current MRI hardware and software. The success of cardiac applications of MS-325 is therefore dependent on advancements in MRI hardware and software. Although several leading MRI manufacturers, academic centers and others are developing advanced hardware and software, there can be no assurance when, or if, these techniques will enable MS-325 to provide clinically relevant images in cardiac indications currently being pursued.

         Uncertainty of Market Acceptance of Technology and Products. The commercial success of MS-325 and the Company's other product candidates, when and if approved for marketing by the United States Food and Drug Administration (the "FDA") and corresponding foreign agencies, will depend on their acceptance by the medical community and third-party payors as clinically useful, cost-effective and safe. While contrast agents are currently used in an estimated 25% of all MRI exams, there are no targeted vascular agents approved by the FDA in use. Furthermore, clinical use of MRI for vascular imaging has been limited, and use of MRI for cardiac imaging has occurred mainly in research. Market acceptance, and thus sales of the Company's product candidates, will depend on several factors, including safety, price, ease of administration, effectiveness and the rate of adoption of up-to-date MRI technology. Market acceptance will also depend on the ability of the Company and its strategic partners to educate the medical community and third-party payors about the benefits of diagnostic imaging with MRI enhanced with the Company's product candidates compared to imaging with other modalities. The Company's MRI contrast agents represent a new approach to imaging the cardiovascular system ("CVS"), and market acceptance both of MRI as an appropriate imaging technique for the CVS and of the Company's product candidates is critical to the Company's success. There can be no assurance that the Company's product candidates will gain market acceptance. Failure to achieve market acceptance would have a material adverse effect on the Company's business, financial condition and results of operations.

         Intense Competition and Risk of Technological Obsolescence. Medical technology is subject to intense competition and rapid technological change. The Company has many competitors, including pharmaceutical, biotechnology and chemical companies, a number of which, including both of the Company's strategic partners, are actively developing and marketing products that could compete with the Company's product candidates. Many of these competitors have substantially greater capital and other resources than the Company and may represent significant competition for the Company. Such companies may succeed in developing technologies and products that are more effective or less costly than any of those that may be developed by the Company, and such companies may be more successful than the Company in developing, manufacturing and marketing products. Furthermore, there are several well-established medical imaging modalities that currently compete, and will continue to compete, with MRI including X-ray angiography, computer assisted tomography ("CT"), nuclear medicine and ultrasound. Other companies are actively developing the capabilities of the competing modalities to enhance their effectiveness in CVS imaging. There can be no assurance that the Company will be able to compete successfully in the future or that developments by others will not render MS-325 or the



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Company's future product candidates obsolete or non-competitive or that the
Company's strategic partners or customers will not choose to use competing technologies or products.

         Dependence on Licensed Technology. The Company and Massachusetts General Hospital ("MGH") have entered into a license agreement (the "MGH License") pursuant to which the Company is the exclusive licensee to certain technology, including certain patents and patent applications, which relates to the Company's product candidates, including MS-325. The MGH License imposes various commercialization, sub-licensing, royalty and other obligations on the Company. Failure of the Company to comply with these and other requirements could result in the conversion of the license from being exclusive to non-exclusive in nature or termination of the license agreement itself. Any such event would have a material adverse effect on the Company's business, financial condition and results of operations.

         Dependence on Strategic Partners. The Company is dependent on strategic partners for support in product development and the regulatory approval process as well as a variety of activities including manufacturing, marketing and distribution of its products in the United States and abroad, when and if its product candidates are approved for marketing by the FDA and corresponding foreign agencies. To date, the Company has entered into two strategic alliances: a collaboration agreement with Mallinckrodt Group Inc. ("Mallinckrodt") to develop and commercialize MS-325 and other MRI vascular agents worldwide, excluding Japan, and a development and license agreement with Daiichi Radioisotope Laboratories, Ltd. ("Daiichi") for the development and commercialization of MS-325 in Japan. The Company may not receive milestone payments from these alliances should MS-325 fail to meet certain performance targets in clinical trials. Further, the Company's receipt of revenues from strategic alliances is affected by the level of efforts of its partners. There can be no assurance that the Company's partners will devote the resources necessary to complete development, and commence marketing, of MS-325 in their respective territories, or that they will successfully market MS-325. Both Mallinckrodt and Daiichi currently manufacture imaging agents for other modalities that will compete against MS-325. Mallinckrodt and the Company will share responsibility for setting the price of the product worldwide, except Japan, and Daiichi will be responsible for setting the product price in Japan. There can be no assurance that either Mallinckrodt or Daiichi will do so in a manner that maximizes revenues for the Company. In addition, Daiichi has the right to terminate its agreement on short notice under certain circumstances, and there is no guarantee that it will not exercise this right. The failure of the Company to receive milestone payments, a reduction or discontinuance of efforts by the Company's partners or the termination of these alliances would have a material adverse effect on the Company's business, financial condition and results of operations.

There can be no assurance that the Company will be successful in entering into additional strategic alliances for the development and commercialization of future product candidates, nor that these alliances, if entered into, will be on terms favorable to the Company or will be successful. If the Company were unable to enter into future strategic alliances with capable partners on commercially reasonable terms, the development and commercialization of future product candidates would be delayed and possibly postponed indefinitely.


         Unproven Safety and Effectiveness of Product Candidates; Uncertainties Related to Clinical Trials. The Company's product candidates are in research and development and will require additional research and development, extensive clinical testing and regulatory approval prior to any commercial sales. The Company cannot predict if or when any of its products under development will be commercialized. The Company currently has only one product candidate, MS-325, in clinical trials. The Company will be required to complete successfully clinical trials in the United States to demonstrate the safety and efficacy of MS-325, currently in Phase II clinical trials, prior to obtaining FDA approval. There can be no assurance that clinical trials will be successful, or that they will be completed in a timely manner. Although no clinically significant adverse effects from MS-325 in Phase I clinical trials have been reported to date, results are based on preliminary data only, and there can be no assurance that serious side effects will not be reported as the clinical trial proceeds. The results from early clinical trials may not be predictive of results that will be obtained in large scale clinical trials, as a number of companies have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. There can be no assurance that Phase II or Phase III clinical trials for MS-325 will be conducted or that such trials, if begun, will demonstrate any efficacy or will be completed successfully in a timely manner, if at all. The rate of completion of the Company's clinical trials is dependent upon, among other things, the rate of patient enrollment. Patient enrollment is a function of many factors, including the size of the patient population, the nature of the clinical protocol under which MS-325 will be studied, the proximity of the patient to a clinical site and the eligibility criteria for the study. Delays in planned patient enrollment may result in increased costs, regulatory filing delays, or both. Furthermore, the Company, the FDA or other regulatory authorities may suspend or terminate clinical trials at any time. Failure to complete successfully any of its clinical trials on a timely basis or at all would have a material adverse effect on the Company's business, financial condition and results of operations.



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         Uncertainty Regarding Patents and Proprietary Rights. The Company
considers the protection of its proprietary technologies to be material to its business prospects. The Company pursues a comprehensive patent program for its product candidates in the United States and in other countries where it believes that significant market opportunities exist. The Company owns or has an exclusive license to patents and patent applications on the critical aspects of its core technology as well as many specific applications of this technology. However, the patent positions of pharmaceutical and biopharmaceutical firms including the Company generally include complex legal and factual questions. There can be no assurance that the issued patents owned or licensed to the Company, or any patents that may be issued in the future, will effectively protect the Company's technology or provide a competitive advantage. There can be no assurance that any of the patents or patent applications owned or licensed by the Company will not be challenged, invalidated or circumvented in the future.

         The Company's commercial success will also depend on its ability to operate without infringing upon the patents of others in the United States and abroad. If any third-party patents are upheld as valid and enforceable in any judicial or administrative proceeding, the Company could be prevented from practicing the subject matter claimed in such patents, or would be required to obtain licenses from the owners of each such patent, or to redesign its products or processes to avoid infringement. There are pending or issued patents, held by parties not affiliated with the Company, relating to technologies used by the Company in the development or use of certain of the Company's contrast agents. In particular, the Company is aware of certain patents in the United States, Japan and elsewhere owned by or licensed to one party that relate to MRI contrast agents and which may cover certain of the Company's MRI contrast agents, including MS-325. Mallinckrodt, one of the Company's strategic partners, has rights from this third party under those patents which the Company and Mallinckrodt believe will permit Mallinckrodt to manufacture, market and sell MS-325 and other products developed pursuant to the collaboration agreement between the Company and Mallinckrodt were MS-325 and those other products to be held to fall within the claims of those third-party patents. If the agreement with Mallinckrodt is terminated by either party, the Company would likely be required to enter into a strategic alliance with another party having a license from this third party or obtain a license from this third party directly or from others licensed by this third party in order to manufacture, market and sell MS-325 and other chelate-based MRI contrast agents. However, there can be no assurance that the Company would be able to consummate a strategic alliance with a party having this third-party license or obtain licenses from third parties on commercially reasonable terms, if at all. The patent rights of this third party in Japan will expire in 2002, before such time as the Company presently anticipates that Daiichi will have material sales of MS-325 in Japan and, therefore, the Company believes that the existence of such patents in Japan is unlikely to have a material adverse effect on the Company. However, in the event that Daiichi commercializes MS-325 in Japan before 2002, it may be required to obtain an appropriate license from this third party or from others licensed by this third party, or take other measures to avoid infringement of third-party patents, including delaying the commencement of product sales. There can be no assurance that the Company's current or future activities will not be challenged in the future, that additional patents will not be issued containing claims materially constraining the proposed activities of the Company, that the Company will not be required to obtain licenses from third parties, or that the Company will not become involved in costly, time-consuming litigation regarding patents in the field of contrast agents, including actions brought to challenge or invalidate the Company's own patent rights.

         Many of the Company's competitors are continuing to actively pursue patent protection for activities and discoveries similar to the Company's. There can be no assurance that these competitors, many of which have substantially greater resources than the Company and have made substantial investments in competing technologies, will not seek to assert that the Company's products or chemical processes infringe their existing patents and/or will not seek new patents that claim to cover aspects of the Company's technology. Furthermore, patent applications in the United States are maintained in secrecy until patents issue, and patent applications in foreign countries are maintained in secrecy for a specified period after filing. Publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries and the filing of related patent applications. In addition, patents issued and patent applications filed relating to pharmaceuticals are numerous. Therefore, there can be no assurance that the Company is aware of all competitive patents, either pending or issued, that relate to products or processes used or proposed to be used by the Company.

         The pharmaceutical and biotechnology industries have been characterized by extensive litigation regarding patents and other intellectual property rights. Litigation may be necessary to enforce any patents issued to the Company and/or determine the scope and validity of others' proprietary rights. The Company may have to participate in interference proceedings declared by the United States Patent and Trademark Office or by foreign agencies to determine the priority of inventions. Any involvement in litigation surrounding these issues could result in extensive costs to the Company as well as be a significant distraction for management. Such costs could have a material adverse effect on the Company's business, financial condition and results of operations.



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         The Company also relies upon trade secrets, technical know-how and continuing technological innovation to develop and maintain its competitive position. The Company typically requires its employees, consultants and advisors to execute confidentiality and assignment of inventions agreements in connection with their employment, consulting or advisory relationships with the Company. There can be no assurance, however, that these agreements will not be breached or that the Company will have adequate remedies for any breach. Furthermore, there can be no assurance that competitors will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's proprietary technology, or that the Company can meaningfully protect its rights in unpatented proprietary technology. Several of the Company's management and scientific personnel were formerly associated with other pharmaceutical and biotechnology companies and academic institutions. In some cases, these individuals are conducting research in similar areas with which they were involved prior to joining the Company. As a result, the Company, as well as these individuals, could be subject to claims of violation of trade secrets and similar claims.

         The Company intends to vigorously protect and defend its intellectual property. Costly and time-consuming litigation brought by the Company may be necessary to enforce patents issued to the Company, to protect trade secrets or know-how owned by the Company, or to determine the enforceability, scope and validity of the proprietary rights of others.

         Extensive Government Regulation; No Assurance of Regulatory Approval. The Company is subject to extensive governmental regulatory requirements and a lengthy approval process for its product candidates. The development and commercial use of the Company's product candidates will be regulated by numerous federal, state and local governmental authorities in the United States, including the FDA and comparable foreign regulatory agencies abroad. The nature of the Company's research and development and manufacturing processes requires the use of hazardous substances and testing on certain laboratory animals. Accordingly, the Company is subject to extensive federal, state and local laws, rules, regulations and policies governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of certain materials and wastes, as well as the use of and care for laboratory animals. Although the Company believes it is in compliance with all such laws and maintains policies and procedures to ensure that it remains in compliance, there can be no assurance that accidents will not happen that would expose the Company to legal risk and/or financial loss. Furthermore, there can be no assurance that current laws will not be changed or that new laws will not be passed that force the Company to change its policies and procedures, an event which could impose significant costs on the Company.

         The regulatory approval process for new MRI contrast agents, including required preclinical studies and clinical trials, is lengthy and expensive. Although certain employees of the Company have experience in obtaining regulatory approvals, the Company itself has only limited experience in filing or pursuing applications necessary to gain regulatory approvals. Preclinical testing of the Company's product development candidates is subject to Good Laboratory Practices ("GLP") as prescribed by the FDA and the manufacture of any products developed by the Company will be subject to Good Manufacturing Practices ("GMP") as prescribed by the FDA. There can be no assurance that the necessary FDA clearances and subsequent approvals will be obtained in a timely manner, if at all. There can be no assurance as to the length of the clinical trial period or the number of patients that will be required to be tested in the clinical trials in order to establish the safety and efficacy of MS-325 or any future product candidates of the Company. The Company may encounter unanticipated delays or significant costs in its efforts to secure necessary approvals. There can be no assurance, even after the performance of clinical trials and the passage of time and the expenditure of such resources, that regulatory approval will be obtained for MS-325 or any other product candidates that may be developed by the Company. The Company's analysis of data obtained from preclinical and clinical activities is subject to confirmation and interpretation by regulatory authorities which could delay, limit or prevent FDA regulatory approval. Future United States legislative or administrative actions also could prevent or delay regulatory approval of the Company's product candidates. Even if regulatory approvals are obtained, they may include significant limitations on the indicated uses for which a product may be marketed. A marketed product also is subject to continual FDA and other regulatory agency review and regulation. Later discovery of previously unknown problems or failure to comply with the applicable regulatory requirements may result in restrictions on the marketing of a product or withdrawal of the product from the market, as well as possible civil or criminal sanctions. Further, many academic institutions and companies conducting research and clinical trials in the MRI contrast agent field are using a variety of approaches and technologies. Any adverse results obtained by such researchers in preclinical studies or clinical trials could adversely affect the regulatory environment for MRI contrast agents generally. In addition, if marketing approval is obtained, the FDA may require post-marketing testing and surveillance programs to monitor the product's efficacy and side effects. Results of these post-marketing programs may prevent or limit the further marketing of the monitored product.

         The Company and its strategic partners are also subject to numerous and varying foreign regulatory requirements governing the design and conduct of clinical trials and the manufacturing and marketing of its products. The foreign regulatory approval process may include all of the risks associated with obtaining FDA



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approval set forth above, and there can be no assurance that foreign regulatory approvals will be obtained on a timely basis, if at all.

         History of Operating Losses and Accumulated Deficit; Uncertainty of Future Profitability. The Company's future financial results are uncertain. The Company has experienced significant losses since it commenced operations in 1992. As of December 31, 1997, the Company had accumulated net losses of approximately $14.4 million. These losses have resulted primarily from expenses associated with the Company's research and development activities, including preclinical and clinical trials, and general and administrative expenses. The Company anticipates that its research and development expenses will increase significantly in the future and it expects to incur substantial losses over at least the next several years. There can be no assurance that the Company will ever be able to generate revenues from the sale of products. Moreover, even if the Company generates product revenues, there can be no assurance that the Company will be able to achieve or sustain profitability. The Company's results of operations have varied and will continue to vary significantly from quarter to quarter and depend on, among other factors: the timing of fees and milestone payments received from strategic partners; the formation of new strategic alliances by the Company; the timing of expenditures in connection with research and development activities, including clinical trials; the timing of product introductions and associated launch, marketing and sales activities; and the timing and extent of product acceptance for different indications and geographical areas of the world.

         Future Capital Needs; Uncertainty of Additional Funding. Since inception, the Company has funded its operations primarily through its public offerings of Common Stock, private sales of equity securities, equipment lease financings and license payments from its strategic partners. The Company believes that existing cash and cash equivalents will be sufficient to fund its operations through June 1999. The Company believes that it will need to raise substantial additional funds for research, development and other expenses, through equity or debt financings, strategic alliances or otherwise, prior to commercialization of any of its product candidates. The Company's future liquidity and capital requirements will depend upon numerous factors, including the following: the progress and scope of clinical trials; the timing and costs of filing future regulatory submissions; the timing and costs required to receive both United States and foreign governmental approvals; the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights; the extent to which the Company's products gain market acceptance; the timing and costs of product introductions; the extent of the Company's ongoing research and development programs; the costs of training physicians to become proficient with the use of the Company's products; and, if necessary once regulatory approvals are received, the costs of developing marketing and distribution capabilities. There can be no assurance that additional financing will be available on terms acceptable to the Company, or at all. The Company's inability to fund its capital requirements would have a material adverse effect on the Company's business, financial condition and results of operations. If adequate funds are not available, the Company may be required to curtail operations significantly or to obtain funds by entering into arrangements with strategic partners or others that may require the Company to relinquish rights to certain of its technologies, product candidates, products or potential markets. To the extent that additional capital is raised through the sale of equity or securities convertible into equity, the issuance of such securities could result in dilution to the Company's existing stockholders.

         Limited Manufacturing Capability. The Company does not have, nor does it currently have plans to develop, full-scale manufacturing capability for MS-325. While it does manufacture small amounts of MS-325 for research and development efforts, the Company intends to rely on Mallinckrodt as the primary manufacturer of MS-325 for Phase III clinical trials as well as for any future human clinical trials and commercial use. If Mallinckrodt is unable to produce MS-325 in adequate amounts and at a reasonable cost or to comply with any applicable regulations, including GMP, it could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, should Mallinckrodt fail to fulfill its manufacturing responsibilities satisfactorily, the Company could be forced to find an alternative manufacturer. There can be no assurance that the Company would be able to find such an alternative manufacturer. In the event the Company were forced to develop its own FDA-approved full-scale manufacturing capability, it would require significant expenditures of capital and management attention and resources and could require the Company to obtain a license from a third party, and would result in a delay in the approval or commercialization of MS-325. There can be no assurance that the Company would be able to obtain such a license on commercially reasonable terms, if at all.

         Dependence on Suppliers. The Company currently procures the raw materials for the various components of MS-325 from a broad variety of vendors and, wherever possible, maintains relationships with multiple vendors for each component. There are a number of components of MS-325 for which the largest suppliers may have significant control over the market price due to controlling market shares. If any one of the Company's suppliers decided to increase prices significantly or reduce quantities of components of MS-325 available for sale to the Company, it could have a material adverse effect on the Company's ability to commercialize MS-325 and on the Company's business, financial condition and results of operations.



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         Potential Product Liability Exposure and Insurance. The clinical testing, manufacturing and marketing of the Company's product candidates may expose the Company to product liability claims, and there can be no assurance that the Company will not experience material product liability losses in the future. The Company currently has limited product liability insurance for the use of its product candidates in clinical research, but there can be no assurance that such coverage will continue to be available on terms acceptable to the Company or that such coverage will be adequate for liabilities actually incurred. The Company does not have product liability insurance coverage for the commercial sale of its products but intends to obtain such coverage if and when its product candidates are commercialized. However, there can be no assurance that the Company will be able to obtain adequate additional product liability insurance coverage on acceptable terms, if at all. A successful claim brought against the Company in excess of available insurance coverage, or any claim or product recall that results in significant adverse publicity against the Company, may have a material adverse effect on the Company's business, financial condition and results of operations.

         Uncertainty of Adequate Reimbursement. The Company could be adversely affected by changes in reimbursement policies of governmental or private healthcare payors, particularly to the extent any such changes affect reimbursement for procedures in which the Company's product candidates would be used. Failure by physicians, hospitals and other users of the Company's products to obtain sufficient reimbursement from third-party payors for the procedures in which the Company's product candidates would be used or adverse changes in governmental and private third-party payors' policies toward reimbursement for such procedures would have a material adverse effect on the Company's business, financial condition and results of operations. If the Company obtains the necessary foreign regulatory approvals, market acceptance of the Company's product candidates in international markets would be dependent, in part, upon the availability of reimbursement within prevailing healthcare payment systems. Reimbursement and healthcare payment systems in international markets vary significantly by country, and include both government sponsored health care and private insurance. The Company intends to seek international reimbursement approvals, although there can be no assurance that any such approvals will be obtained in a timely manner, if at all, and failure to receive international reimbursement approvals could have an adverse effect on market acceptance of the Company's products in the international markets in which such approvals are sought.

         Dependence Upon Key Personnel. The Company's future business and operating results depend in significant part upon the continued contributions of its key technical and senior management personnel, many of whom would be difficult to replace and certain of whom perform important functions for the Company beyond those functions suggested by their respective job title or description. The Company's future business and operating results also depend in significant part upon its ability to attract and retain qualified management, operational and technical personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting or retaining such personnel. Although the Company maintains key life insurance on the lives of certain officers, the loss of any key employee, the failure of any key employee to perform in his or her current position, or the Company's inability to attract and retain skilled employees, as needed, could have a material adverse effect on the Company's business, financial condition and results of operations.


         Possible Volatility of Share Price. The market prices of the capital stock of medical technology companies have historically been very volatile, and the market price of the shares of the Company's Common Stock may be highly volatile. The market price of the shares of the Company's Common Stock may be significantly affected by factors such as actual or anticipated fluctuations in the Company's operating results, announcements of technological innovations, new products or new contracts by the Company or its competitors, developments with respect to patents or proprietary rights, conditions and trends in the pharmaceutical and other technology industries, adoption of new accounting standards affecting such industries, changes in financial estimates by securities analysts, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the common stock of development stage companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock. In the past, following periods of volatility in the market price of a particular company's securities, class action securities litigation has often been brought against that company. Such litigation, if brought against the Company, could result in substantial costs and a diversion of management's attention and resources.

         Anti-Takeover Effect of Certain Charter and By-Law Provisions and Delaware Law. The Company's Restated Certificate of Incorporation (the "Restated Certificate") authorizes the Board of Directors to issue, without stockholder approval, up to 1,000,000 shares of preferred stock ("Preferred Stock") with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of Common Stock. The issuance of Preferred Stock or of rights to purchase Preferred Stock could be used to discourage an unsolicited acquisition proposal. In addition, the possible issuance of Preferred Stock could discourage a proxy contest, make more difficult the acquisition of a substantial block of the Company's



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Common Stock or limit the price that investors might be willing to pay for shares of the Company's Common Stock. The Restated Certificate provides for staggered terms for the members of the Board of Directors. A staggered Board of Directors and certain provisions of the Company's By-laws (the "By-laws") and of Delaware law applicable to the Company could delay or make more difficult a merger, tender offer or proxy contest involving the Company. The Company, for example, is subject to Section 203 of the General Corporate Law of Delaware which, subject to certain exceptions, restricts certain transactions and business combinations between a corporation and a stockholder owning 15% or more of the corporation's outstanding voting stock (an "interested stockholder") for a period of three years from the date the stockholder becomes an interested stockholder. These provisions may have the effect of delaying or preventing a change of control of the Company without action by the stockholders and, therefore, could adversely affect the price of the Company's Stock.

         Control by Directors and Officers. As of December 31, 1997, the present directors, executive officers and principal stockholders of the Company and their affiliates beneficially owned approximately 47.4% of the outstanding Common Stock of the Company (on an as-converted basis). As a result, these stockholders will be able to significantly influence corporate actions requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may have the effect of delaying or preventing a change in control of the Company.

         Absence of Dividends. To date, the Company has neither declared nor paid any cash dividends on shares of its Common Stock and does not anticipate paying any cash dividends in the foreseeable future.



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